Contact:

Michael Kamdar Sr. VP, Corporate Development and Finance Anadys Pharmaceuticals, Inc. (858) 530-3667 cc@anadyspharma.com	Pete De Spain Manager, Corporate Communications Anadys Pharmaceuticals, Inc. (858) 530-3653 pdespain@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR-END 2004 FINANCIAL RESULTS

San Diego, Feb. 17, 2005 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel anti-infective medicines, today reported its financial results for the fourth quarter and year ended December 31, 2004.

“The fourth quarter ended a strong year overall for Anadys, highlighted by our initial public offering (IPO) in March and the progress of our clinical programs,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “We are also pleased to have met a significant milestone in 2005 with the initiation of ANA975 into the clinic ahead of schedule. The pharmaceutical properties of ANA975 along with the preclinical data further support our belief that ANA975 has the potential to become an orally administered treatment for chronic hepatitis C virus (HCV) infection, and we look forward to reporting the clinical progress of this compound in the coming months.”

Recent Highlights

•	Initiated Phase I Clinical Trial of ANA975, an Oral Prodrug of Isatoribine for Hepatitis C.

The ongoing trial is designed to evaluate the safety, tolerability and pharmacokinetics of ANA975 in healthy volunteers. ANA975 is an oral prodrug of Anadys’ proprietary small molecule compound isatoribine, an agonist of TLR7. Anadys expects that ANA975 will provide the same combination of antiviral effect and tolerability as observed with isatoribine, but with the added advantage of oral administration.

•	Reported Hepatitis C Viral Load Reduction in Completed Phase IB Clinical Trial of Isatoribine.

Prof. Yves Horsmans of Cliniques Universitaires St. Luc and Principal Investigator of the trial reported new data at the American Association for the Study of Liver Diseases (AASLD) 2004 Annual Meeting in Boston. According to Prof. Horsmans, the results from the trial provided the first reported evidence that a selective agonist of TLR7 can reduce circulating levels of HCV by activating innate immunity.

•	Reported Positive Interim Data from Phase II Clinical Trial of ANA380 in Patients with Lamivudine-Resistant Hepatitis B Virus.

Prof. Ching-Lung Lai of the University of Hong Kong and co-investigator of the trial reported interim data at the Asian Pacific Association for the Study of the Liver (APASL) 2004 Conference in New Delhi, India. According to Prof. Lai, the interim results from this study provide clinical evidence confirming the promising activity of ANA380 against lamivudine-resistant HBV strains. Previously reported results from a completed Phase I/II trial demonstrated that oral administration of ANA380 reduced viral load by an average of 3.4 log10 units, or more than 99.9 percent, in chronic HBV infected patients receiving doses of 60 mg or more for four weeks. ANA380 is an oral prodrug of ANA317 in joint development with LG Life Sciences, Ltd.

•	Appointed Douglas Richman, M.D. as Chairman of Clinical and Scientific Advisory Board.

Dr. Richman, a renowned virologist and physician, has played a leading role in guiding the development of new anti-infective medicines. He joins a leading team of experts in anti-infectives that includes Spyros Artavanis-Tsakonas, Ph.D., David P. Clough, Ph.D., Anna Suk-Fong Lok, M.D., John G. McHutchison, M.D., and K.C. Nicolaou, Ph.D.

Financial Results

“We finished 2004 with a cash balance of $33.7 million, compared to $14.5 million at the end of 2003,” said Michael Kamdar, Senior Vice President, Corporate Development and Finance. “We remain committed to closely managing our cash during 2005 as we continue to advance our development programs.”

The Company reported revenues of $509,000 for the fourth quarter of 2004, compared to $554,000 for the fourth quarter of 2003. The net loss applicable to common stockholders was $7.6 million for the fourth quarter of 2004, compared to $13.0 million for the same period in the prior year. Included in the net loss applicable to common stockholders for the fourth quarter of 2003 was a non-cash, deemed dividend on Anadys’ Series C preferred stock of $6.9 million. The deemed dividend was the result of the Series C preferred stock having a beneficial conversion feature with a conversion price per share lower than the IPO price. Basic and diluted net loss per common share was $0.34 in the fourth quarter of 2004, compared to $9.24 for the same period in 2003. Pro forma basic and diluted net loss per common share (assuming the conversion of preferred stock to common stock, which was automatically effected in conjunction with the Company’s IPO, took place as of the original date of issuance) was $0.34 in the fourth quarter of 2004, compared to $0.90 for the same period in 2003.

For the year ended December 31, 2004, revenues were $1.8 million, compared to $2.3 million in 2003. Fluctuations in the Company’s revenue from period to period are expected, as amounts recognized are dependent upon a number of factors including but not limited to the timing of agreements, the level of effort and the commencement of activities. Anadys expects its revenues to continue to fluctuate in future periods as the Company continues to enter into new agreements and perform activities under existing agreements. Anadys reported a net loss applicable to common stockholders of $33.2 million in 2004, compared to $31.6 million in the prior year. Basic and diluted net loss per common share was $1.92 for the year ended December 31, 2004, compared to $21.58 in 2003. Pro forma basic and diluted net loss per common share (assuming the conversion of preferred stock to common stock, which was automatically effected in conjunction with the Company’s IPO, took place as of the original date of issuance) was $1.61 in 2004, compared to $2.26 in the prior year.

Webcast of Conference Call

Anadys will host a conference call today at 4:30 p.m. Eastern Time to discuss its fourth quarter and year-end financial results, recent highlights and upcoming milestones. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial (888) 286-8010 or (617) 801-6888, passcode 40225524. The webcast and telephone replay will be available through March 3, 2005.

About Anadys

Anadys Pharmaceuticals, Inc. (www.anadyspharma.com) is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis C virus (HCV), hepatitis B virus (HBV) and bacterial infections. Anadys’ clinical development programs include the oral prodrug ANA975 for the treatment of HCV and HBV, and ANA380 for the treatment of HBV. In addition, Anadys’ anti-infective therapeutic platform, including core capabilities in Toll-Like Receptor-based small molecules and structure-based drug design, is designed to advance a strong and continual pipeline of drug candidates into the clinic.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the potential for ANA975 to become an orally administered treatment for chronic HCV and its expected clinical progress in the coming months, ANA975’s ability to provide the same combination of antiviral effect and tolerability as observed with isatoribine, the ability of a selective agonist of TLR7 to reduce circulating levels of HCV by activating innate immunity, the effects of administration of ANA380 in HBV infected patients, including ANA380’s activity against HBV strains resistant to lamivudine and the entry into new revenue generating agreements in the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials are not necessarily predictive of future results, and Anadys cannot provide any assurances that ANA975 or ANA380 will have favorable results in current or future clinical trials, that clinical trials will show that ANA975 and/or ANA380 provide the therapeutic benefits described in such forward-looking statements, or that either ANA975 or ANA380 will receive regulatory approval. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended September 30, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of
Operations
(In thousands except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues	$509	$554	$1,762	$2,286
Operating expenses	8,174	6,374	34,971	25,975
Interest income (expense)	116	(83)	230	(309)

Net loss	(7,549)	(5,903)	(32,979)	(23,998)

Accretion to redemption value of redeemable
convertible preferred stock	—	(173)	(175)	(674)
Deemed dividend-beneficial conversion feature for Series C Preferred Stock	—	(6,942)	—	(6,942)

Net loss applicable to common stockholders	$(7,549)	$(13,018)	$(33,154)	$(31,614)

Net loss per share, basic and diluted	$(0.34)	$(9.24)	$(1.92)	$(21.58)

Share used in calculating net loss per share,
basic and diluted	22,292	1,409	17,233	1,465

Pro forma net loss per share, basic and diluted	$(0.34)	$(0.90)	$(1.61)	$(2.26)

Pro forma shares used in calculating net loss
per share, basic and diluted	22,292	14,346	20,471	13,714

In connection with our initial public offering each share of Series C redeemable convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for 5.10 share of preferred stock. Each share of Series A-1, A-2, A-3, A-4, A-5, and B of convertible preferred stock was automatically converted to common stock at a ratio of one share of common stock for approximately 11.92, 11.92, 10.62, 7.38, 3.36, and 2.35 shares of preferred stock, respectively. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance.

ANADYS PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
	December 31,	December 31,
	2004	2003
	(unaudited)	(audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$33,674	$14,499
Other current assets	1,324	1,693
Noncurrent assets	5,951	4,050

Total assets	$40,949	$20,242

Liabilities and stockholders’ equity
Current liabilities	$6,997	$3,888
Long-term liabilities	1,193	1,401
Other long-term liabilities	1,474	—
Redeemable convertible preferred stock	—	45,012
Stockholder’ equity	31,285	(30,059)

Total liabilities and stockholders’ equity	$40,949	$20,242